EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05799) of A. O. Smith Corporation of our report dated June 16, 2021 relating to the financial statements and schedule of the A. O. Smith Retirement Security Plan included in this Annual Report (Form 11-K).

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 16, 2021